Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
XO COMMUNICATIONS, INC.

Pursuant to Sections 103 and 303
of the
Delaware General Corporation Law

*************

     XO COMMUNICATIONS, INC., a Delaware corporation, hereby certifies as follows:

     The original Certificate of Incorporation of NM Acquisition Corp. (the “Corporation”) was filed with the Secretary of State of the State of Delaware on December 30, 1999 (the “Original Certificate of Incorporation”).

     The Original Certificate of Incorporation was amended and restated pursuant to an Amended and Restated Certificate of Incorporation, which was filed with the Secretary of State of the State of Delaware on June 8, 2000 (the “First Amended and Restated Certificate of Incorporation”).

     The First Amended and Restated Certificate of Incorporation was further amended pursuant to the Certificate of Merger of NEXTLINK Communications, Inc. with and into the Corporation, pursuant to which the Corporation changed its name to “NEXTLINK Communications, Inc.,” which was filed with the Secretary of State of the State of Delaware on June 16, 2000.

     The First Amended and Restated Certificate of Incorporation, as amended, was further amended pursuant to the Certificate of Merger of CONCENTRIC Network Corporation with and into NEXTLINK Communications, Inc., which was filed with the Secretary of State of the State of Delaware on June 16, 2000.

     The First Amended and Restated Certificate of Incorporation, as amended, was further amended pursuant to a Certificate of Correction, which was filed with the Secretary of State of the State of Delaware on July 5, 2000.

     The First Amended and Restated Certificate of Incorporation, as amended, was further amended pursuant to a Certificate of Designation relating to the Corporation’s Series G Cumulative Convertible Participating Preferred Stock, par value $.01 per share, and a Certificate of Designation relating to the Corporation’s Series H Convertible Participating Preferred Stock, par value $.01 per share, which were filed with the Secretary of State of the State of Delaware on July 5, 2000.

     The First Amended and Restated Certificate of Incorporation, as amended, was further amended pursuant to a Certificate of Amendment, pursuant to which the Corporation changed its name to “XO Communications, Inc.,” which was filed with the

Secretary of State of the State of Delaware on October 20, 2000 to be effective as of October 25, 2000.

     The First Amended and Restated Certificate of Incorporation, as amended, was further amended pursuant to a Certificate of Amendment, which was filed with the Secretary of State of the State of Delaware on June 5, 2001.

     The First Amended and Restated Certificate of Incorporation, as amended, was further amended pursuant to the Certificate of Merger of Internex Information Services, Inc., Delta Internet Services, Inc. and Anaserve, Inc. with and into the Corporation, which was filed with the Secretary of State of the State of Delaware on June 25, 2001 to be effective as of June 30, 2001.

     The First Amended and Restated Certificate of Incorporation, as amended, was further amended pursuant to the Certificate of Merger of XO Technology Services, Inc. with and into the Corporation, which was filed with the Secretary of State of the State of Delaware on June 25, 2001 to be effective as of June 30, 2001 (the First Amended and Restated Certificate of Incorporation, as so amended to date, the “Current Certificate of Incorporation”).

     The Current Certificate of Incorporation is hereby amended and restated pursuant to the order of the United States Bankruptcy Court, Southern District of New York in In re XO Communications, Inc., No. 02-12947, and the Plan of Reorganization confirmed therein in connection with the reorganization of the Corporation under Title 11 of the United States Code and in accordance with Sections 103 and 303 of the Delaware General Corporation Law.

     This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Current Certificate of Incorporation. The text of the Current Certificate of Incorporation is hereby amended and restated in its entirety as follows:

     1.     Name. The name of the corporation is:

XO COMMUNICATIONS, INC.

     XO Communications, Inc. is referred to as the “Corporation” hereafter in this Certificate of Incorporation.

     2.     Purpose. The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     3.     Shares. The total number of shares of stock which the Corporation shall have authority to issue is One Billion and Two Hundred Million (1,200,000,000) shares which shall consist of: (i) One Billion (1,000,000,000) shares of Common Stock of the par value of one cent ($0.01) per share (the “Common Stock”) and (ii) Two Hundred

Million (200,000,000) shares consisting of undesignated Preferred Stock of the par value of one cent ($0.01) per share (the “Undesignated Preferred Stock”).

     (a)  Common Stock

     The Common Stock is entitled to vote on all matters which come before the Stockholders. Each share of Common Stock shall have one (1) vote on all matters on which holders of Common Stock are entitled to vote.

     The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock.

     (b)  Preferred Stock

     The relative powers, preferences and rights of, and the qualifications, limitations and restrictions granted to and imposed upon, the Undesignated Preferred Stock, are as follows:

     Undesignated Preferred Stock may be issued from time to time as herein provided in one or more series. The designations, relative rights, preferences and limitations of the Undesignated Preferred Stock, and particularly of the shares of each series thereof, may, to the extent permitted by law, be similar to or differ from those of any other series. The Board of Directors of the Corporation is hereby expressly granted authority, subject to the provisions of this paragraph 3, to fix, from time to time before issuance thereof, the number of shares in each series and all designations, relative rights, preferences and limitations of the shares in each such series, including, but without limiting the generality of the foregoing, the following:

     (i)  the designation of the series and the number of shares to constitute each series;

     (ii)  the dividend rate on the shares of each series, any conditions on which and times at which dividends are payable, whether dividends shall be cumulative, and the preference or relation (if any) with respect to such dividends (including preferences over dividends on the Common Stock or any other class or classes);

     (iii)  whether the series will be redeemable (at the option of the Corporation or the holders of such shares or both, or upon the happening of a specified event) and, if so, the redemption prices and the conditions and times upon which redemption may take place and whether for cash, property or rights, including securities of the Corporation or another Corporation;

     (iv)  the terms and amount of any sinking, retirement or purchase fund;

     (v)  the conversion or exchange rights (at the option of the Corporation or the holders of such shares or both, or upon the happening of a specified event), if any, including the conversion or exchange price and other terms of conversion or exchange;

     (vi)  the voting rights (other than any voting rights that the Undesignated Preferred Stock may have as a matter of law);

     (vii)  any restrictions on the issue or reissue or sale of additional Undesignated Preferred Stock;

     (viii)  the rights of the holders upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (including preferences over the Common Stock or any other class or classes or series of stock);

     (ix)  the preemptive rights, if any, to subscribe to additional issues of stock or securities of the Corporation; and

     (x)  such other special rights and privileges, if any, for the benefit of the holders of the Undesignated Preferred Stock, as shall not be inconsistent with provisions of this Certificate of Incorporation.

     All shares of Undesignated Preferred Stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to dates, if any, from which dividends thereon may accumulate. All shares of Undesignated Preferred Stock of all series shall be of equal rank and shall be identical in all respects except that any series may differ from any other series with respect to any one or more of the designations, relative rights, preferences and limitations described or referred to in subparagraphs (i) to (ix) inclusive above.

     (c)  Restrictions on Non-Voting Equity Securities

     Except with respect to securities issued pursuant to a plan of reorganization under Title 11 of the United States Code, the Corporation shall not issue non-voting equity securities until six months have elapsed from the date hereof and the Corporation has been advised by its counsel that it is no longer prohibited by Section 1123 from issuing non-voting equity securities.

     4.     Bylaws. In furtherance and not in limitation of the powers conferred by statute, the bylaws of the Corporation may be made, altered, amended or repealed by the Stockholders or by a majority of the entire Board of Directors.

     5.     Registered Agent and Office. The name of the initial registered agent of this corporation and the address of its initial registered office are as follows:

Name	Address
Corporation Service Company	2711 Centerville Road Wilmington, DE 19808

     6.     Directors. The number of directors of this corporation shall be determined in the manner specified by the Bylaws and may be increased or decreased from time to time in the manner provided therein.

     7.     Indemnification.

     To the fullest extent permitted under federal law of the United States and the laws of the State of Delaware:

     (a)  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit of proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of or in any other capacity with another corporation, partnership joint venture, trust or other enterprise, against expenses (including attorneys’ fees and costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action proceeding, had reasonable cause to believe that his or her conduct was unlawful.

     (b)  Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this paragraph 7.

     (c)  The indemnification and other rights set forth in this paragraph 7 shall not be exclusive of any provisions with respect thereto in the bylaws or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

     (d)  Neither the amendment nor repeal of this paragraph 7, subparagraph (a), (b) or (c), nor the adoption of any provision of this Certificate of Incorporation inconsistent with this paragraph 7, subparagraph (a), (b) or (c), shall eliminate or reduce the effect of this paragraph 7, subparagraphs (a), (b) and (c), in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to this paragraph 7, subparagraph (a), (b) or (c), if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

     8.     Limitation of Director Liability. A director shall have no liability to the Corporation or its Stockholders for monetary damages for breach of fiduciary duty as a director, except for any breach of the director’s duty of loyalty to the Corporation or its Stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law by the director, conduct violating Section 174 of the General Corporation Law of Delaware or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the General Corporation Law of Delaware is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors then the liability of a director shall be eliminated or limited to the full extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification for or with respect to an act or omission of such director occurring prior to such repeal or modification.

     9.     Section 203 of the Delaware General Corporation Law. The Corporation hereby elects not to be governed by Section 203 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by its Senior Vice President, General Counsel this 16th day of January, 2003.

/s/ Gary D. Begeman Gary D. Begeman